Exhibit 99.1

[LETTERHEAD OF SOFTVEST APPEARS HERE]

February 4, 2026

Fellow PBT Investors:

SoftVest, L.P. and its affiliates own approximately 13.3% of the outstanding units of Permian Basin Royalty Trust (PBT).

Last December 2025, we sponsored a non-binding proposal that was presented to PBT investors at a special meeting of unitholders. The proposal asked for your support to eliminate super-majority voting requirements in PBT’s charter that in our view hinder PBT’s ability to create unitholder value.

Unitholder support at the special meeting was overwhelming, with 98.5% of the votes cast in favor of our proposal. The proposal also received the support of both Glass Lewis and ISS, the country’s leading proxy advisory firms.

Hearing a clear mandate from PBT investors, on December 26, 2025 we filed a petition in the District Court of Tarrant County to effect the charter amendments we presented for unitholder consideration at the special meeting.

The Court has given notice of a hearing on our petition for May 8, 2026. Per the Court’s instructions, we are providing to you the Court’s citation and related materials, which include a copy of our petition.

The attached materials are being provided to you because it is required by law, but this proceeding does not seek any relief against you personally, and there is no requirement that you take any action.

Please contact our agent, D.F. King, at 212-448-4470 if you have any questions.

Thank you for your continuing support..

Eric L. Oliver
On behalf of SoftVest, L.P.